NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. Temporary Headquarters 5353 Essen Lane Baton Rouge, LA 70809

	Financial Contact: David P. Joint (225) 765-2205	Media Contact: William L. Collier (225) 765-2226

McMoRan Exploration Co. Announces Successful Production Tests; Updates Production Rates and Drilling Activities

BATON ROUGE, LA, November 22, 2005 - McMoRan Exploration Co. (NYSE: MMR) today announced a successful production test on the Long Point discovery on Louisiana State Lease 18090, located onshore in Vermilion Parish, Louisiana. The production test indicated a gross flow rate of approximately 41 million cubic feet of natural gas per day (MMcf/d) and 860 barrels of condensate per day (total of approximately 46 MMcfe/d, 12 MMcfe/d net to McMoRan) on a 29/64ths choke with flowing tubing pressure of 10,200 pounds per square inch. Infrastructure near this onshore location in inland waters would allow production to be established quickly, currently expected in early 2006. Following completion activities, McMoRan expects to commence drilling the Long Point No. 2 development well.

As previously reported, the Long Point exploratory well was drilled to 19,000 feet in October 2005. The well was evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 150 gross feet of hydrocarbon bearing sands with excellent porosity. McMoRan acquired rights to 5,000 gross acres comprising the Long Point prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), in June of 2005 as part of a package of six deep-gas exploratory prospects covering approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. McMoRan owns a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point well.

McMoRan also reported a successful production test at the King Kong No. 2 well at Vermilion Block 16/17. The production test indicated a gross flow rate of approximately 8 MMcf/d, approximately 24 barrels of condensate per day and zero barrels of water (total of approximately 8.1 MMcfe/d, 2.3 MMcfe/d net to McMoRan) on a 16/64ths choke.

As previously reported, the King Kong No. 2 development well at Vermilion Blocks 16/17 was drilled to a total depth of 13,680 feet in October 2005. McMoRan expects to establish production in the fourth quarter from the King Kong No. 1 well (which was tested in August 2005 at a gross rate of approximately 42 MMcfe/d, 12 MMcfe/d net to McMoRan), and commence production at the No. 2 well shortly thereafter. A rig is on location to begin drilling of the King Kong No. 3 development well. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water. McMoRan is the operator and has rights to approximately 2,500 gross acres in the area.

McMoRan also reported that substantially all of its production affected by Hurricanes Katrina and Rita has been restored, including oil production from Main Pass Block 299. McMoRan’s share of production currently approximates 57 MMcfe/d including 3,300 bbls/d (20

MMcfe/d) from Main Pass Block 299. McMoRan expects production to increase to 60-70 MMcfe/d by the end of 2005 and average 30-40 MMcfe/d for the fourth quarter of 2005. First-quarter 2006 production is expected to benefit from full rates at McMoRan’s producing fields and new production from recent discoveries, including King Kong, West Cameron Block 43 and Long Point.

McMoRan is actively engaged in drilling activities on five exploratory prospects and two development wells. The five exploration prospects in progress are JB Mountain Deep at South Marsh Island Block 224, Cane Ridge at Louisiana State Lease 18055, Elizabeth at South Marsh Island Block 230, Cabin Creek at West Cameron Block 95 and Point Chevreuil at Louisiana State Lease 18350. McMoRan is also engaged in development drilling at Hurricane No. 2 at South Marsh Island Block 217 and King Kong No. 3 at Vermilion Blocks 16/17. Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in seven discoveries on the fifteen prospects that have been drilled and evaluated. McMoRan is actively pursuing opportunities through this venture to acquire additional acreage and prospects through farm-in or other arrangements.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
Exploration In-Progress
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	20,950'	23,000'	July 14, 2005
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	13,200'	16,500'	July 29, 2005
South Marsh Island Block 230 “Elizabeth”*	15.0%	11.3%	12,300'	20,000'	September 16, 2005
West Cameron Block 95 “Cabin Creek”*	37.5%	31.0%	10,900'	18,500'	October 15, 2005
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	750'	17,000'	November 18, 2005
Development In-Progress
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	9,300'	16,000'	August 21, 2005
Vermilion Blocks 16/17 “King Kong No. 3”	40.0%	29.2%	On Location	15,800'	November 2005
Near-Term Well**
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	n/a	16,000'	First-Quarter 2006

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; and estimated exploration costs. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; availability of third party downstream facilities, and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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